EXHIBIT 10.2
UNWIND AGREEMENT
THIS AGREEMENT is made effective as of the 9th day of April, 2015 by and between ICONIC BRANDS, INC., a Nevada corporation with an address at 44 Seabro Avenue, Amityville, New York 11701 (“ICNB”)  MJ BUSINESS ACADEMY, INC., a Nevada private corporation with an address at 44 Seabro Avenue, Amityville, New York 11701, which is a wholly owned subsidiary of ICNB (“MergerSub”),  MEDICAL MARIJUANA BUSINESS ACADEMY, LLC, a Colorado limited liability company with an address at 332 East Colorado Avenue, Colorado Springs CO 80903 (“Priveco”), PHILLIP STARK AND CHARLES HOUGHTON, as managing members of Priveco (collectively, the “Selling Shareholder”), and RICHARD DECICCO.
RECITALS
E.	On September 10, 2014, the Parties entered into a Share Exchange Agreement under which Priveco became a wholly owned subsidiary of ICNB, and under which Phillip Stark and Charles Houghton became majority shareholders, and officers and directors in ICNB.
F.	On September 10, 2014, under the terms of the Share Exchange Agreement, Richard DeCicco resigned from his position as sole officer and director of ICNB and MergerSub, and those positions were accepted by Mr. Houghton and Mr. Stark.
G.	On September 10, 2014, under the terms of the Share Exchange Agreement, Richard DeCicco transferred his ownership of the One (1) Share of Series A Preferred Stock in ICNB to Mr. Houghton and Mr. Stark, such that each owned ½.
H.	On the date of the Share Exchange Agreement ICNB issued a total of Sixty Million (60,000,000) shares (the “Shares”) of its common stock to Mr. Houghton and Mr. Stark, as consideration for the purchase by MergerSub of all of the issued and outstanding LLC Interests held by MergerSub in Priveco (the “Transaction”); and
I.	Upon the terms and subject to the conditions set forth in this Unwind Agreement, Mr. Houghton and Mr. Stark as Managing Members of Priveco have agreed to unwind the Transaction, such that they will return the Common Shares to ICNB, return the Preferred Stock to Mr. DeCicco, and resign from their respective officer and director positions with ICNB and MergerSub, in exchange for the return by ICNB of all of the issued and outstanding LLC Interests of Priveco which were held by MergerSub prior to the Share Exchange Agreement.
J.	Immediately upon the Closing of this Agreement, Mr. Houghton and Mr. Stark will once again own all of the LLC Interests in MEDICAL MARIJUANA BUSINESS ACADEMY, LLC, and the ICNB Common Shares shall be returned to Treasury, and thereafter cancelled and extinguished by ICNB’s Transfer Agent, such that there shall be 60,000,000 fewer shares of ICNB common stock issued and outstanding.
K.	Immediately upon the Closing of this Agreement, following the return of the Preferred Stock to Richard DeCicco, Mr. DeCicco shall assume all officer and director positions in ICNB and MergerSub left vacant by the departure of Mr. Houghton and Mr. Stark.

L.	It is the intention of the parties that: (i) the Transaction shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the issuance of the Shares shall be exempted from registration or qualification under the Securities Act; and
THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:
unwind
Offer, Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, MergerSub hereby covenants and agrees to sell, assign and transfer to Mr. Houghton and Mr. Stark, all of the Priveco LLC Interests held by MergerSub. Mr. Houghton and Mr. Stark covenant and agree to sell, assign, and transfer to ICNB the 60,000,000 Shares of ICNB Common Stock, subject to any convertible notes and/or agreements set forth in Paragraph 1.5 below.  In addition, all outstanding preferred stock in the ICNB, which consists only of One (1) Share of Series A Preferred Stock of Iconic Brands, Inc. held collectively by Charles Houghton and Phillip Stark shall be returned to Richard DeCicco, at Closing.
Delivery of Stock Certificates and Stock Powers.  Island Stock Transfer has not issued certificates to Mr. Houghton and Mr. Stark for the Common Stock and Preferred Stock, which are currently held in book entry.  At Closing, Mr. Houghton and Mr. Stark shall deliver to ICNB  signed and medallion guaranteed stock powers to the Transfer Agent’s satisfaction in order to cancel and/or transfer title to the Common Stock and Preferred Stock.   No LLC Interest certificates were issued for Priveco, such that this Agreement shall serve to document the transfer of LLC Interests in Priveco from ICNB and MergerSub back to Mr. Houghton and Mr. Stark, and no certificates for such LLC Interests need be cancelled or reissued to Mr. Houghton and Mr. Stark.
No Further Ownership Rights.  Upon Closing, Mr. Houghton and Mr. Stark shall cease to own any rights to any warrants or future equity claims in ICNB or MergerSub.   Likewise, upon Closing, no party affiliated in any way with ICNB or MergerSub shall have any right to warrants or future equity claims in Priveco.
Closing Date.  The Closing shall take place, subject to the terms and conditions of this Agreement, on the Closing Date.
Waiver of Rights/Acknowledgment of Obligations.  Between the date of execution of the Share Exchange Agreement and the date of this Unwind Agreement, Mergersub entered into the agreements set forth below.
(i).	MergerSub, Priveco entered into an Intellectual Property Agreement with Brilliant Direct, LLC. The Brilliant Direct Agreement was for the benefit of Priveco, with no benefit to ICONIC and/or MergerSub. Mr. DeCicco, ICONIC and MergerSub hereby waive any and all rights that they may have in or to any agreement(s) with Brilliant Direct, LLC and the parties acknowledge and agree that after the Closing, Priveco shall be entitled to any and all benefits, royalty and/or any other payments flowing from Brilliant Direct, LLC, its agents, affiliates and/or associated companies.

(ii).	Mr. DeCicco, ICONIC and MergerSub also acknowledge that ICONIC and/or MergerSub entered into a Convertible Note with Sable Ridge Special Equity Fund, LP. ICONIC agrees to honor the terms of that Convertible Note.
(iii).	MMJBA, LLC agrees to repay the $125,000.00 non-refundable investment to ICONIC by way of a promissory note, bearing one percent( 1%) percent interest, payable over ten (10) years at the rate of $1,095.05 per month, commencing June 5, 2015. The promissory note will be made payable to ICONIC and will be in form and content as set forth on Exhibit A, attached hereto and incorporated herein by this reference.
REPRESENTATIONS AND WARRANTIES OF Priveco AND MERGERSUB
Capitalization of Priveco.  The entire authorized capital stock and other equity securities of Priveco consist of Two (2) LLC Interests with no par value per share.  These Two (2) LLC Interests were transferred to MergerSub upon the Closing of the Transaction.
Title and Authority of MergerSub. MergerSub is the registered and beneficial owner of and has good and marketable title to all of the Priveco LLC Interests held by it and will hold such free and clear of all liens, charges and encumbrances whatsoever; and such Priveco LLC Interests held by MergerSub have been duly and validly issued and are fully paid and non-assessable.  MergerSub has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the registered, legal and beneficial title and ownership of all of the Priveco LLC Interest held by it to Mr. Houghton and Mr. Stark at Closing.
REPRESENTATIONS AND WARRANTIES OF ICNB
ICNB represents and warrants to Priveco and MergerSub and acknowledges that Priveco and MergerSub are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Priveco or MergerSub, as follows:
Organization and Good Standing.  ICNB is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  ICNB is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of ICNB.
Authority.  ICNB has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “ICNB Documents”) to be signed by ICNB and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the ICNB Documents by ICNB and the consummation by ICNB of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of ICNB is necessary to authorize such documents or to consummate the transactions contemplated hereby.  This Agreement has been, and the other ICNB Documents when executed and delivered by ICNB as contemplated by this Agreement will be, duly executed and delivered by ICNB and this Agreement is, and the other ICNB Documents when executed and delivered by ICNB, as contemplated hereby will be, valid and binding obligations of ICNB enforceable in accordance with their respective terms, except:

as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;
as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and
as limited by public policy.
Capitalization.  The entire authorized capital stock and other equity securities of ICNB consists One (1) Share of Series A Preferred Stock of Iconic Brands, Inc. held by Mr. Houghton and Mr. Stark (each holding a ½ share) (the “ICNB Preferred Stock”) and 100,000,000 shares of common stock with a par value of $0.001 (the “ICNB Common Stock”).  The reverse split of the ICNB Common Stock became effective on April 11, 2014. All of the issued and outstanding shares of ICNB Preferred Stock and ICNB Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations.  There are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating ICNB to issue any additional shares of ICNB Preferred Stock or ICNB Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from ICNB any shares of ICNB Preferred Stock or ICNB Common Stock as of the date of this Agreement.  There are no agreements purporting to restrict the transfer of the ICNB Preferred Stock or ICNB Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the ICNB Preferred Stock or ICNB Common Stock.
CLOSING CONDITIONS
Conditions Precedent to Closing by ICNB.  The obligation of ICNB to consummate the Unwind is subject to the satisfaction or written waiver of the conditions set forth below.  The Closing of the Unwind contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.  These conditions precedent are for the benefit of ICNB and may be waived by ICNB in its sole discretion.

Representations and Warranties.  The representations and warranties of Priveco and MergerSub set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Priveco shall have delivered to ICNB a certificate dated as of the Closing Date, to the effect that the representations and warranties made by Priveco in this Agreement are true and correct.
Performance.  All of the covenants and obligations that Priveco and MergerSub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.
Unwind Documents.  This Agreement and all other documents necessary or reasonably required to consummate the Unwind, all in form and substance reasonably satisfactory to ICNB, shall have been executed and delivered to ICNB.
Conditions Precedent to Closing by Priveco.  The obligation of Priveco and MergerSub to consummate the Unwind is subject to the satisfaction or written waiver of the conditions set forth below.  The Closing of the Unwind will be deemed to mean a waiver of all conditions to Closing.  These conditions precedent are for the benefit of Priveco and MergerSub and may be waived by Priveco and MergerSub in their discretion.
Representations and Warranties.  The representations and warranties of ICNB set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and ICNB will have delivered to Priveco a certificate dated the Closing Date, to the effect that the representations and warranties made by ICNB in this Agreement are true and correct.
Performance.  All of the covenants and obligations that ICNB are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.  ICNB must have delivered each of the documents required to be delivered by it pursuant to this Agreement.
Unwind Documents.  This Agreement and all other documents necessary or reasonably required to consummate the Unwind, all in form and substance reasonably satisfactory to Priveco, will have been executed and delivered by ICNB.
ADDITIONAL COVENANTS OF THE PARTIES
Confidentiality of Priveco Business.  All information regarding the business of Priveco including, without limitation, financial information that Priveco provided to ICNB during ICNB’s due diligence investigation of Priveco will be kept in strict confidence by ICNB and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by ICNB or disclosed to any third party (other than ICNB’s professional accounting and legal advisors) without the prior written consent of Priveco.

Confidentiality of Transaction and Unwind.  ICNB is a public company and the dissemination of material non-public information about the Transaction or the Unwind, other than such broad statements as shall be included in any pre-approved press releases made public by ICNB or Priveco may violate certain Securities and Exchange Commission (“SEC”) regulations governing such information.  Such “confidential information” related to the Transactions specifically includes the share structure, the transfer of the Control Block, any name change, symbol change, timing of Closing, any language in this Agreement, any language in the Share Exchange Agreement or the Closing documents and in general anything other than that information which is agreed to be presented and has already been made public in a press release or in the Company’s OTCMarkets.com filings.  Unwittingly releasing knowledge of any of these elements of the transaction could provide someone with what may be construed later as “insider information."
Notification.  Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change.  During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.
Certain Acts Prohibited - ICNB.  Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, ICNB will not, without the prior written consent of Priveco:
incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of ICNB except in the ordinary course of business consistent with past practice;
dispose of or contract to dispose of any ICNB property or assets except in the ordinary course of business consistent with past practice;
declare, set aside or pay any dividends on, or make any other distributions in respect of the ICNB Common Stock; or
materially increase benefits or compensation expenses of ICNB, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.
Public Announcements.  ICNB and Priveco each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement.

ICNB Directors and Officers.  Mr. Houghton and Mr. Stark shall appoint Richard DeCicco as an officer and director of ICNB and MergerSub on the Closing Date. Following that appointment, Mr. Houghton and Mr. Stark shall resign from all officer and director positions (both of ICNB and the MergerSub).
Indemnification by Priveco, Houghton and Stark.  Priveco, will indemnify, defend, and hold harmless, to the full extent of the law, Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of the breach by Priveco of any representation or warranty of Priveco contained in or made pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement; or the breach or partial breach by Priveco of any covenant or agreement of Priveco made in or pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement.
Indemnification by Pubco.  Pubco will indemnify, defend, and hold harmless, to the full extent of the law, Priveco and its members, including Mr. Houghton and Mr. Stark, from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Priveco and its members by reason of, resulting from, based upon or arising out of the breach by Pubco of any representation or warranty of Pubco contained in or made pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement; or the breach or partial breach by Pubco of any covenant or agreement of Pubco made in or pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement.
CLOSING
Closing.  The Closing shall take place on the Closing Date at the offices of the lawyers for ICNB or at such other location as agreed to by the parties.  Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Priveco and ICNB, provided such undertakings are satisfactory to each party’s respective legal counsel.

Closing Deliveries of Priveco and MergerSub.  At Closing, Priveco and MergerSub will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to ICNB:
copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Priveco evidencing approval of this Agreement and the Unwind;
if any of MergerSub appoint any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this agreement, on behalf of MergerSub, a valid and binding power of attorney or equivalent from such Selling Shareholder;
share certificates, if issued, representing the Priveco LLC Interests;
the Priveco Documents and any other necessary documents, each duly executed by Priveco, as required to give effect to the Unwind.
Closing Deliveries of ICNB.  At Closing, ICNB will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Priveco:
copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of ICNB and MergerSub evidencing approval of this Agreement and the Unwind;
all stock powers, and other documents required for the cancellation of the 60,000,000 ICNB common shares and the transfer of the Preferred Stock;
resolutions and resignations required to effect the changes in directors and officers;
any other necessary documents, each duly executed by ICNB and/or MergerSub, as required to give effect to the Unwind.
MISCELLANEOUS PROVISIONS
Effectiveness of Representations; Survival.  Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake.  Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.
Further Assurances.  Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.
Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties.
Expenses.  Each party will bear their own costs incurred in connection with the preparation, execution and performance of this Agreement and the Unwind.
Entire Agreement.  This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto.  Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

Notices.  All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses (or at such other address for a party as will be specified by like notice) on the first page of this Agreement.
All such notices and other communications will be deemed to have been received:
in the case of personal delivery, on the date of such delivery;
in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;
in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and
in the case of mailing, on the fifth business day following mailing.
Headings.  The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.
Benefits.  This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.
Assignment.  This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.
Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.
Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.
Gender.  All references to any party will be read with such changes in number and gender as the context or reference requires.
Business Days.  If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a legal holiday in the State of New York, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such a legal holiday.
Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Fax Execution.  This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.
Schedules and Exhibits.  The schedules and exhibits are attached to this Agreement and incorporated herein.
IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.
ICONIC BRANDS, INC.
By: /s/ Phillip Stark
Authorized Signatory
Name: Phillip Stark
 Title: President
MJ BUSINESS ACADEMY, INC., a Subsidiary of ICONIC BRANDS, INC.

By: /s/ Phillip Stark
Authorized Signatory
Name: Phillip Stark
Title: President

MEDICAL MARIJUANA BUSINESS ACADEMY, LLC
By: /s/ Phillip Stark	By: /s/ Charles Houghton
Authorized Signatory	Authorized Signatory
Name: Phillip Stark Title: Managing Member	Name: Charles Houghton Title: Managing Member

PHILLIP STARK	CHARLES HOUGHTON
/s/ Phillip Stark	/s/ Charles Houghton

RICHARD DECICCO
/s/ Richard DeCicco